Exhibit 10.1
[Company Letterhead]
October 28, 2010
Mr. Steven Snyder
[Address]
Dear Steve,
On behalf of Digi International Inc., I am pleased to offer you employment as Sr. Vice President, Chief Financial Officer reporting to Joe Dunsmore. (Please see Contingent Offer section below.)
Compensation
Your annualized total compensation target for this position is $425,000. The annualized base salary is $275,000 with an annualized incentive target of $150,000.
You will participate in Digi International’s Executive Incentive Plan. For the current fiscal year, your plan will contain the following components:
Quarterly Performance: 40% of your incentive target will be based on achievement of quarterly revenue and profitability targets.
Annual Performance: 60% of your incentive target will be based on achievement of the annual revenue and profitability targets.
All payments are pro-rated based on length of service in the quarter/fiscal year.
Stock Options
We will recommend to the Board of Directors an initial grant of 150,000 stock options. Your options will be at the market price at the time the board approves your grant and will vest over four years at a rate of 25% (37,500 shares) upon completion of one year, then proportionate monthly vesting thereafter. This option request will be brought to the Board of Directors on the first day that the Digi International trading window is open on or after your start date. The stock option agreement will contain a change in control provision.
Benefits
Digi offers a comprehensive benefit program which includes Medical, Dental, Vision, Life and Disability Insurance, Medical and Dependent Care Reimbursement Plans, 401(k) Savings Plan, Employee Stock Purchase Plan, and a Tuition Reimbursement Program. You will be eligible for participation in Digi’s health insurance programs on the first day active employment with the company and will be eligible for participation in the 401(k) Savings Plan on the first day of the month following date of hire. Stock Purchase Plan participation eligibility begins on the first of January, April, July and October following date of hire.
You will be eligible to participate in Digi’s $500,000 Executive Life Insurance program. If accepted by the carrier, Digi International will pay the full annual premium. This is in additional to the basic and optional life insurance programs offered to all employees.

Vacation eligibility begins on the date of hire. Upon hire, you will receive four weeks of vacation. You will not accrue above or below this amount regardless of time taken. Should you leave the company at any point in the future, you will be paid for four weeks of accrued vacation.
Severance Agreement
If Digi International should terminate your employment at any time in the future for reasons other than Cause, you will be provided with the following severance package in exchange for a full release of claims against the Company:
1)	Twelve months of base salary in effect at the time of termination. This shall be paid in a lump sum as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable.

2)	A pro-rata bonus based on number of months worked in the fiscal year prior to a qualifying termination and the Company’s actual performance against annual objections. This pro-rata bonus shall be paid no later than 2.5 months after the close of the fiscal year in which the qualifying termination occurs.
For purposes of this agreement, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) material negligence in the performance of your job duties after notice; (iv) failure to devote substantially all of his working time and efforts during normal business hours to the Company’s business; or (v) knowing engagement in conduct which is materially injurious to the Company.
Digi International Employment Agreement
This offer of employment is contingent upon your signature on the enclosed Digi International Employment, Confidential Information, and Arbitration Agreement. Your signature constitutes acceptance of the terms and conditions contained in the Agreement, so please read it thoroughly prior to signing. This offer is also conditioned upon Digi’s determination that you are not subject to any agreement with any former employer or any other party that would prohibit you from working in the position of Sr. Vice President, Chief Financial Officer. If at any time in the future the Company determines that you are subject to an agreement that, in Digi’s sole discretion, would prohibit your employment by Digi, Digi may withdraw this offer of employment or terminate your employment with the Company. This Employment Agreement must be signed prior to your first day of employment.
Employment with Digi International Inc. is “at will,” which means that it is for no definite period and may be terminated by either you or Digi at any time for any reason without prior notice. I understand, agree, and acknowledge that any reliance on any statements by any representative of the company contrary to this “at will” arrangement is unreasonable and may not form any basis for my reliance thereon.

Digi International has partnered with Verified Credentials, a background screening organization, to administer confidential background checks. Within 48 hours, we ask that you visit Verified Credential website at http://myvci.com/digiinternationalinc to complete a personal questionnaire using your full legal name including middle initial. If you are unable to access the internet within this timeframe, please contact me to further assist you in the process. This offer is contingent upon a finding of “no issue” with your background check. If information is revealed after your start date, Digi has the right to terminate employment without prior notice.
Commencement Date
We would like you to start on November 30, 2010.
Contingent Offer
This offer of employment is contingent upon approval by the Board of Directors and your election as an officer of Digi International.
Please inform me of your acceptance of this offer by November 2, 2010 and acknowledge your acceptance by signing one of the enclosed copies.
Sincerely,

Digi International Inc.
/s/ Tracy Roberts
Tracy Roberts
VP, Human Resources & Information Technology

Offer accepted:

/s/ Steven E. Snyder	November 5, 2010	November 30, 2010

Steven E. Snyder	Date	Start Date